As filed with the Securities and Exchange Commission on December 10, 2007
Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLETE, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0418150
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

30 West Superior Street
Duluth, Minnesota 55802-2093
(218) 279-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARK A. SCHOBER	DEBORAH A. AMBERG, Esq.
Senior Vice President and	Senior Vice President, General Counsel
Chief Financial Officer	and Secretary
30 West Superior Street	30 West Superior Street
Duluth, Minnesota 55802-2093	Duluth, Minnesota 55802-2093
(218) 279-5000	(218) 279-5000

DONALD W. STELLMAKER	ROBERT J. REGER, JR., Esq.
Treasurer	Thelen Reid Brown Raysman & Steiner LLP
30 West Superior Street	875 Third Avenue
Duluth, Minnesota 55802-2093	New York, New York 10022-6225
(218) 279-5000	(212) 603-2000
(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, without par value
Preferred Share Purchase Rights (2)
First Mortgage Bonds
Total		$0

(1)
An unspecified aggregate initial offering of the securities of each identified class is being registered as may from time to time be offered by ALLETE, Inc. at unspecified prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder.  Separate consideration may or may not be received for securities that are issuable upon exercise, settlement, conversion or exchange of other securities or that are issued in units.  In connection with the securities offered hereby, except as specified in this paragraph, ALLETE, Inc. will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

(2)
The preferred share purchase rights are attached to and will trade with the common stock. The value attributable to the preferred share purchase rights, if any, is reflected in the market price of the common stock.

ALLETE, Inc. Form S-3 2007

PROSPECTUS

ALLETE, Inc.

Common Stock
and
First Mortgage Bonds

ALLETE, Inc. may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time.

ALLETE will provide specific terms of the securities, including the offering prices, in supplements to this prospectus.  The supplements may also add, update or change information contained in this prospectus.  You should read this prospectus and any supplements carefully before you invest.

ALLETE’s common stock is listed on the New York Stock Exchange and trades under the symbol “ALE.”

ALLETE’s principal executive offices are located at 30 West Superior Street, Duluth, Minnesota 55802-2093, telephone number (218) 279-5000.

See the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

ALLETE may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time.  The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.  The “Plan of Distribution” section beginning on page 15 of this prospectus also provides more information on this topic.

_____________________________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

December 10, 2007

ALLETE, Inc. Form S-3 2007

TABLE OF CONTENTS

Page

About this Prospectus……………………………………………………………………………………………...................................................................................................................................	3
Where You Can Find More Information…………………………………………………………………………..................................................................................................................................	3
Incorporation by Reference………………………………………………………………………………………...................................................................................................................................	3
Forward-Looking Statements……………………………………………………………………………………....................................................................................................................................	4
ALLETE, Inc……………………………………………………………………………………………………........................................................................................................................................	5
Use of Proceeds…………………………………………………………………………………………………......................................................................................................................................	6
Consolidated Ratio of Earnings to Fixed Charges……………………………………………………………….................................................................................................................................	6
Description of Common Stock……………………………………………………………………………………..................................................................................................................................	6
Description of First Mortgage Bonds……………………………………………………………………………..................................................................................................................................	10
Plan of Distribution……………………………………………………………………………………………….....................................................................................................................................	16
Legal Opinions……………………………………………………………………………………………………....................................................................................................................................	17
Experts……………………………………………………………………………………………………………......................................................................................................................................	17

ALLETE, Inc. Form S-3 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ALLETE, Inc. filed under the Securities Act of 1933 with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  ALLETE, Inc. is referred to in this prospectus as “ALLETE.”  Under this shelf registration process, ALLETE may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time.

This prospectus provides you with a general description of the securities ALLETE may offer.  Each time ALLETE sells securities, ALLETE will provide a prospectus supplement that will contain specific information about the terms of that offering.  Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement.  Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

ALLETE files annual, quarterly and other reports and other information with the SEC.  You can read and copy any information filed by ALLETE with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ALLETE.  ALLETE also maintains an Internet site (www.allete.com).  Information contained on ALLETE’s Internet site does not constitute part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows ALLETE to “incorporate by reference” the information that ALLETE files with the SEC, which means that ALLETE may, in this prospectus, disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  Information that ALLETE files in the future with the SEC will automatically update and supersede this information.  ALLETE is incorporating by reference the documents listed below and any future filings ALLETE makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until ALLETE sells all of these securities:

•	ALLETE’s Annual Report on Form 10-K for the year ended December 31, 2006;

•	ALLETE’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	ALLETE’s Current Reports on Form 8-K filed with the SEC on June 7, 2007, July 23, 2007 and December 7, 2007.

You may request a copy of these documents, at no cost to you, by writing or calling:

Shareholder Services
ALLETE
30 West Superior Street
Duluth, Minnesota 55802-2093
telephone: (218) 723-3974
e-mail: shareholder@allete.com

ALLETE, Inc. Form S-3 2007

ALLETE will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD-LOOKING STATEMENTS

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, ALLETE is hereby filing cautionary statements identifying important factors that could cause ALLETE’s actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of ALLETE which are made in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “will likely result,” “will continue,” “could,” “may,” “potential,” “target,” “outlook” or similar expressions) are not statements of historical facts and may be forward-looking.

Forward-looking statements involve estimates, assumptions and uncertainties, which are beyond ALLETE’s control and may cause actual results or outcomes to differ materially from those that may be projected.  These statements are qualified in their entirety by reference to, and are accompanied by, the following important factors, in addition to any assumptions and other factors referred to specifically:

•	ALLETE’s ability to successfully implement its strategic objectives;

•	ALLETE’s ability to manage expansion and integrate acquisitions;

•
prevailing governmental policies, regulatory actions and legislation, including those of the United States Congress, state legislatures, the Federal Energy Regulatory Commission, the Minnesota Public Utilities Commission, the Public Service Commission of Wisconsin and various local and county regulators, and city administrators, about allowed rates of return, financings, industry and rate structure, acquisition and disposal of assets and facilities, real estate development, operation and construction of plant facilities, recovery of purchased power and capital investments, present or prospective wholesale and retail competition (including but not limited to transmission costs), zoning and permitting of land held for resale and environmental regulation;

•	effects of restructuring initiatives in the electric industry;

•	economic and geographic factors, including political and economic risks;

•	changes in and compliance with laws and policies;

•	weather conditions;

•	natural disasters and pandemic diseases;

•	war and acts of terrorism;

•	wholesale power market conditions;

•	population growth rates and demographic patterns;

•	effects of competition, including competition for retail and wholesale customers;

•	changes in the real estate market;

•	pricing and transportation of commodities;

ALLETE, Inc. Form S-3 2007

•	changes in tax rates or policies or in rates of inflation;

•	unanticipated project delays or changes in project costs;

•	availability of construction materials and skilled construction labor for capital projects;

•	unanticipated changes in operating expenses and capital expenditures;

•	global and domestic economic conditions;

•	ALLETE’s ability to access capital markets and bank financing;

•	changes in interest rates and the performance of the financial markets;

•	ALLETE’s ability to replace a mature workforce and retain qualified, skilled and experienced personnel; and

•	the outcome of legal and administrative proceedings (whether civil or criminal) and settlements that affect the business and profitability of ALLETE.

Additional factors that could cause ALLETE’s results and performance to differ from those projected in forward-looking statements are set forth in the discussion of risk factors, if any, contained in ALLETE’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus and in any prospectus supplement.  Any forward-looking statement speaks only as of the date on which that statement is made, and ALLETE undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the businesses of ALLETE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.  You should also refer to ALLETE’s reports and other information incorporated by reference herein for any additional factors.

ALLETE, INC.

ALLETE is a diversified company that has provided fundamental products and services since 1906. These include our former operations in the water, paper, telecommunications and automotive industries and the core Energy and Real Estate businesses we operate today.

Energy is comprised of Regulated Utility, Nonregulated Energy Operations and Investment in ATC.

•
Regulated Utility includes retail and wholesale rate regulated electric, natural gas and water services in northeastern Minnesota and northwestern Wisconsin under the jurisdiction of state and federal regulatory authorities.

•	Nonregulated Energy Operations includes coal mining activities in North Dakota, approximately 50 megawatts of nonregulated generation and Minnesota land sales.

•	Investment in ATC includes an equity ownership interest in American Transmission Company LLC.

Real Estate includes Florida real estate operations.

Other includes investments in emerging technologies, and earnings on cash and short-term investments.

ALLETE, Inc. Form S-3 2007

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement, ALLETE will add the net proceeds from the sale of the securities to its general funds.  ALLETE will use its general funds for corporate purposes, including, without limitation, capital investments in its existing business, acquisitions made by or on behalf of it or its subsidiaries, to repay short-term borrowings and to repay, redeem or repurchase outstanding long-term debt obligations.  ALLETE will temporarily invest any proceeds that it does not immediately need to use in short-term instruments.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

ALLETE’s consolidated ratio of earnings to fixed charges for each of its last five fiscal years is as follows:

Years Ended December 31,
2006	2005	2004	2003	2002
5.16	1.66	1.74	1.51	1.35

ALLETE’s consolidated ratio of earnings to fixed charges for the nine months ended September 30, 2007 was 5.65.

DESCRIPTION OF COMMON STOCK

General.  The following statements describing ALLETE’s common stock are not intended to be a complete description.  For additional information, please see ALLETE’s Articles of Incorporation and Bylaws.  Each of these documents has been previously filed with the SEC and they are exhibits to the registration statement filed with the SEC of which this prospectus is a part.  Reference is also made to the laws of the State of Minnesota.

ALLETE has the following capital stock authorized by its Articles of Incorporation: 43,333,333 shares of common stock, without par value, and 3,616,000 shares of preferred stock.  As of the date of this prospectus, 30,825,618 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Dividend Rights.  ALLETE’s common stock is entitled to dividends only after ALLETE has provided for dividends and any sinking fund requirements on any issued and outstanding preferred stock.  ALLETE’s Articles of Incorporation contain provisions which would restrict net income available for the payment of cash dividends on outstanding common stock in the event that shares of ALLETE’s preferred stock were outstanding and certain common stock equity capitalization ratios were not met.

Voting Rights (Non-Cumulative Voting).  Holders of ALLETE’s common stock are entitled to receive notice of and to vote at any meeting of shareholders.  Each share of ALLETE’s common stock, as well as each share of any of ALLETE’s issued and outstanding preferred stock, is entitled to one vote.  Since the holders of these shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all directors.  If that happens, the holders of the remaining shares voting (less than 50 percent) cannot elect any directors.  In addition, whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four full quarterly payments or more, and until all the dividends in default are paid, the holders of ALLETE’s preferred stock are entitled, as one class, to elect a majority of the directors.  ALLETE’s common stock, as one class, would then elect the minority.

ALLETE, Inc. Form S-3 2007

The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, including:

•	quorums;

•	terms of directors elected;

•	vacancies;

•	class voting;

•	meetings; and

•	adjournments.

The Articles of Incorporation contain provisions that make it difficult to obtain control of ALLETE through transactions not having the approval of the Board of Directors.  These provisions include:

•
a provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, in order to authorize certain mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE.  Any of those transactions are required to meet certain “fair price” and procedural requirements.  Neither a 75 percent shareholder vote nor a “fair price” is required for any of those transactions that have been approved by a majority of the “Disinterested Directors,” as that term is defined in the Articles of Incorporation;

•	a provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied; and

•
a provision providing that some parts of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of ALLETE’s capital stock, present and entitled to vote, unless the alteration is recommended to the shareholders by a majority of the Disinterested Directors.  The parts of the Articles of Incorporation that cannot be altered except as stated above include some parts relating to:

-	mergers or consolidations, or sales or leases of a significant amount of assets, of ALLETE, and other significant transactions that may have an effect on the control of ALLETE; and

-	the number, election, terms of office and removal of directors of ALLETE and the way in which vacancies on the Board of Directors are filled.

Liquidation Rights.  After ALLETE has satisfied creditors and the preferential liquidation rights of any of its outstanding preferred stock, the holders of its common stock are entitled to share ratably in the distribution of all remaining assets.

Miscellaneous.  Holders of ALLETE’s common stock have no preemptive or conversion rights.  ALLETE’s common stock is listed on the New York Stock Exchange.  The transfer agents and registrars for ALLETE’s common stock are Wells Fargo Bank, N.A. and ALLETE.

Description of Preferred Share Purchase Rights.  The following statements describing ALLETE’s preferred share purchase rights, each a “Right," are not intended to be a complete description.  For additional information, please see the Amended and Restated Rights Agreement, dated as of July 12, 2006, or the Rights Plan, between ALLETE and the Corporate Secretary of ALLETE, as Rights Agent, which sets forth the terms of the Rights.  The Rights Plan has been previously filed with the SEC and is an exhibit to the registration statement filed with the SEC of which this prospectus is a part.  Reference is also made to the laws of the State of Minnesota.

ALLETE, Inc. Form S-3 2007

On July 12, 2006, the Board of Directors of ALLETE amended the terms of the Rights Agreement, dated July 14, 1996 between ALLETE and the Corporate Secretary of ALLETE.  Pursuant to the Rights Plan, ALLETE will issue rights certificates, or “Right Certificates,” to the record holders of its common stock when certain events occur, as discussed below.  Each record holder of ALLETE’s common stock will receive a Right Certificate, evidencing one Right for each share of common stock so held, subject to adjustment.  Except as described below, each Right, when exercisable, currently entitles the registered holder to purchase from ALLETE one and one-half one-hundredths (three two-hundreths) of a share of Junior Serial Preferred Stock A, without par value, or Serial Preferred.  The purchase price is $90 per one one-hundredth of a share of Serial Preferred, or the Purchase Price.  The Purchase Price is subject to adjustment.

Initially, no separate Right Certificates were distributed.  Until the Distribution Date, ALLETE’s common stock certificates together with a copy of a summary of the Rights Plan are proof of the Rights.  The “Distribution Date” is the earlier to occur of:

•
10 days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of ALLETE’s common stock, or the “Stock Acquisition Date;” or

•
15 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer where a person or group would become the beneficial owner of 15 percent or more of ALLETE’s outstanding shares of common stock.  At any time before a person becomes an Acquiring Person, the Board of Directors may extend the 15-business day time period.

Until the Distribution Date (or the earlier redemption, expiration or termination of the Rights), the Rights will be transferred only with ALLETE’s common stock.  The transfer of any certificates for ALLETE’s common stock, with or without a copy of the summary of Rights Plan, will also constitute the transfer of the Rights associated with those common stock certificates.  As soon as practicable following the Distribution Date, ALLETE will mail separate certificates evidencing the Rights to holders of record of ALLETE’s common stock as of the close of business on the Distribution Date.  After the Distribution Date, separate certificates for the Rights alone will be given as proof of the Rights.

Each whole share of ALLETE’s Serial Preferred will have a minimum preferential quarterly dividend rate equal to the greater of $51 per share or, subject to adjustment, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock.  If ALLETE liquidates, no distribution will be made to the holders of shares of ALLETE’s stock ranking junior to the Serial Preferred until the holders of ALLETE’s Serial Preferred have received a liquidation preference of $100 per share, plus accrued and unpaid dividends and distributions.  Holders of ALLETE’s Serial Preferred will be entitled to receive notice of and to vote at any meeting of ALLETE’s shareholders.  Each whole share of ALLETE’s Serial Preferred is entitled to one vote.  These shares do not have cumulative voting rights.

ALLETE’s Articles of Incorporation provide that whenever dividends on any of ALLETE’s preferred stock are in default in the amount of four quarterly payments, and until all the dividends in default are paid, the holders of ALLETE’s Serial Preferred and other preferred stock will be entitled, together as one class, to elect a majority of directors.  Holders of ALLETE’s common stock would then elect the minority.  If, in any merger or other transaction, shares of ALLETE’s common stock are exchanged for or converted into stock or other securities, cash and/or any other property, each whole share of ALLETE’s Serial Preferred will be entitled to receive, subject to adjustment, 100 times the aggregate amount of stock, securities, cash and/or other property (payable in kind), as the case may be, for or into which each share of ALLETE’s common stock is exchanged or converted.  ALLETE cannot redeem the shares of Serial Preferred.

ALLETE, Inc. Form S-3 2007

The Rights are not exercisable until the Distribution Date and will expire at the earliest of:

•	July 11, 2009 (“Final Expiration Date”);

•	the redemption of the Rights as described below; or

•	the exchange of all Rights for ALLETE’s common stock as described below.

If any person (other than ALLETE, its affiliates or any person receiving newly-issued shares of common stock directly from ALLETE) becomes the beneficial owner of 15 percent or more of the then outstanding shares of common stock, each holder of a Right will have a right to receive, upon exercise at the then current exercise price of the Right, common stock (or, in the discretion of the Board of Directors, cash, property or other securities of ALLETE) with a value equal to two times the exercise price of the Right.  The Rights Plan contains an exemption for any common stock ALLETE issues directly to any person.  This exemption applies even if the person would become the beneficial owner of 15 percent or more of ALLETE’s common stock, provided that such person does not acquire any additional shares of ALLETE’s common stock.  Examples of situations where ALLETE might issue common stock directly include private placements or acquisitions where ALLETE’s common stock is used as consideration.

If, following the Stock Acquisition Date, ALLETE is acquired in a merger or other business combination transaction or 50 percent or more of its assets or earning power are sold, ALLETE will make proper provision so that each holder of a Right will, after the transaction, have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company with a value equal to two times the exercise price of the Right.

If the events described in the preceding two paragraphs happen, otherwise called “Triggering Events,” any Rights that an Acquiring Person beneficially owns, or transferred to certain persons, will immediately become null and void.

The Purchase Price payable and the number of shares of ALLETE’s Serial Preferred or other securities or property issuable if the Rights are exercised, are subject to adjustment.  An adjustment would be made to prevent dilution, if there was a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, ALLETE’s Serial Preferred or its common stock, or a reverse split of its outstanding shares of Serial Preferred or common stock.

ALLETE’s Board of Directors may exchange the Rights at an exchange ratio of one share of common stock per Right, subject to adjustment, at any time that is:

•	after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15 percent or more of the outstanding common stock; and

•	before the acquisition by that person or group of 50 percent or more of the outstanding common stock.

This exchange ratio is subject to adjustment and does not include Rights that have become null and void.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in the Purchase Price.  ALLETE will not be required to issue fractional shares of Serial Preferred or common stock (other than fractions in multiples of one one-hundredths of a share of Serial Preferred).  Instead, ALLETE may make an adjustment in cash based on the market price of the Serial Preferred or common stock on the last trading date before the date of exercise.

ALLETE’s Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right, or the “Redemption Price,” any time before a person becomes an Acquiring Person.  At its option, ALLETE may pay the Redemption Price in cash, shares of its common stock or other consideration that its Board of Directors deems appropriate.  If ALLETE redeems the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

ALLETE, Inc. Form S-3 2007

The Rights Plan contains several provisions related to the occurrence of Triggering Events.  ALLETE is prohibited from consolidating, merging, or selling a majority of its assets or earning power if doing so would be counter to the intended benefits of the Rights or would result in the distribution of Rights to the shareholders of the other parties to the transaction.  The Rights Plan also provides that once the Rights become exercisable, the Board of Directors  is not permitted to take any action that could reasonably be foreseen to diminish substantially or otherwise eliminate the intended benefits of the Rights, provided that this provision does not prevent the Board of Directors from exercising its existing authority, under certain circumstances, to redeem or exchange the Rights, or to further amend the Plan.  Finally, the Rights Plan includes a requirement that certain provisions to which a counterparty to a proposed consolidation, merger, sale or transfer is subject and which would disrupt the intended effects of the Rights Plan be cancelled, waived, or amended.

If the Rights are exercised, issuance of  Serial Preferred or common stock will be subject to any necessary regulatory approvals.  Until a Right is exercised, the holder of the Right will have no rights as ALLETE’s shareholder, including, without limitation, the right to vote or to receive dividends.  One million shares of Serial Preferred were reserved for issuance if the Rights are exercised.

ALLETE may amend the provisions of the Rights Plan.  However, any amendment adopted after the time that a person becomes an Acquiring Person may not adversely affect the interests of holders of Rights.

Pursuant to the Rights Plan, a special committee of the Board of Directors known as the IDE Committee, comprising all of the independent directors of ALLETE, is required to conduct an annual review of the terms and conditions of the Rights Plan, including whether termination or modification of the Rights Plan is in the best interests of ALLETE and its shareholders.  The IDE Committee will annually make recommendations to the Board of Directors based on such review.

The Rights have anti-takeover effects.  The Rights will cause substantial dilution to a person or group that attempts to acquire ALLETE without conditioning the offer on the redemption of the Rights or on the acquisition of a substantial number of Rights.  The Rights beneficially owned by that person or group may become null and void.  The Rights should not interfere with any merger or other business combination approved by ALLETE’s Board of Directors.  This is because, at any time before a person becomes an Acquiring Person, ALLETE’s Board of Directors may redeem all of the then outstanding Rights at the Redemption Price.

DESCRIPTION OF FIRST MORTGAGE BONDS

General.  The following description sets forth certain general terms and provisions of ALLETE’s first mortgage bonds that ALLETE may offer by this prospectus.  ALLETE will describe the particular terms of the first mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements.

ALLETE may issue the first mortgage bonds from time to time in one or more series.  ALLETE will issue the first mortgage bonds under its Mortgage and Deed of Trust, dated as of September 1, 1945, with Irving Trust Company (now The Bank of New York) and Richard H. West (Douglas J. MacInnes, successor), as mortgage trustees (“mortgage trustee” or “mortgage trustees”), which has been amended and supplemented in the past, may be supplemented prior to the issuance of these first mortgage bonds and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds.  The Mortgage and Deed of Trust, as so amended and supplemented, is referred to in this prospectus as the “mortgage.”

ALLETE, Inc. Form S-3 2007

This section briefly summarizes some of the terms of the first mortgage bonds and some of the provisions of the mortgage and uses some terms that are not defined in this prospectus but that are defined in the mortgage.  This summary is not complete.  You should read this summary together with the mortgage and the supplemental indenture establishing the first mortgage bonds for a complete understanding of all the provisions.  References to certain sections of the mortgage are included in parentheses.  The mortgage and the form of supplemental indenture have been previously filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part.  In addition, the mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939.  You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.  All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

All first mortgage bonds of one series need not be issued at the same time, and a series may be re-opened for issuances of additional first mortgage bonds of such series.  This means that ALLETE may from time to time, without notice to, or the consent of the existing holders of the first mortgage bonds of a particular series, create and issue additional first mortgage bonds of such series.  Such additional first mortgage bonds will have the same terms as the first mortgage bonds of such series in all respects (except for the payment of interest accruing prior to the issue date of the additional first mortgage bonds or except for the first payments of interest following the issue date of the additional first mortgage bonds) so that the additional first mortgage bonds may be consolidated and form a single series with the first mortgage bonds of such series.

Reference is made to a prospectus supplement relating to each series of first mortgage bonds offered by this prospectus for the following specific terms of that series, among others:

•	the designation of the series of first mortgage bonds and aggregate principal amount of the first mortgage bonds,

•	the percentage or percentages of their principal amount at which the series will be issued,

•	the offering price of the series,

•	the place where the principal of and interest on the series will be payable, if other than at The Bank of New York in The City of New York,

•	the date or dates on which the series will mature,

•	the rate or rates at which the series will bear interest, or how the interest rate(s) will be determined,

•	the times at which such interest will be payable,

•	whether all or a portion of the series will be in global form, and

•	redemption terms or any other terms or provisions relating to the series that are not inconsistent with the provisions of the mortgage.

The first mortgage bonds may be sold at a discount below their principal amount.  Some of the important United States federal income tax considerations applicable to first mortgage bonds sold at a discount below their principal amount may be described in the prospectus supplement.  In addition, some of the important United States federal income tax or other considerations applicable to any first mortgage bonds which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

Except as may otherwise be described in the prospectus supplement, the covenants contained in the mortgage will not afford holders of the first mortgage bonds protection in the event of a highly-leveraged or similar transaction involving ALLETE or in the event of a change in control.

ALLETE, Inc. Form S-3 2007

Form and Exchanges.  The first mortgage bonds offered by this prospectus will be issued in fully registered form without coupons, unless otherwise stated in a prospectus supplement.  The first mortgage bonds will be issued in denominations of $1,000 and multiples thereof, or in other authorized denominations, and will be transferable and exchangeable without charge (except for stamp taxes, if any, or other governmental charges) at The Bank of New York, in The City of New York.

A holder of first mortgage bonds may exchange those first mortgage bonds, without charge, for an equal aggregate principal amount of first mortgage bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement.  A holder of first mortgage bonds may transfer those first mortgage bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement.  ALLETE may issue all or some of the first mortgage bonds in “book-entry” form, which means that they will be represented by global notes, instead of certificates.  If ALLETE issues global notes representing any first mortgage bonds, then a depository selected by ALLETE will keep a record of the beneficial interests in those global notes and record any transfers of those beneficial interests and the depository, or its custodian, will hold those global notes.  Any additional requirements as to the form and method of exchange of first mortgage bonds will be described in a prospectus supplement.

Redemption and Purchase of First Mortgage Bonds. The first mortgage bonds may be redeemable mandatorily or at the option of ALLETE upon 30 days notice at predetermined prices.  If the first mortgage bonds are redeemable, ALLETE may use certain deposited cash and/or proceeds of released property to effect the redemption.  Reference is made to the prospectus supplement for the redemption terms of the first mortgage bonds offered by this prospectus.

If at the time notice of redemption is given the redemption moneys are not on deposit with The Bank of New York, as mortgage trustee, the redemption may be made subject to their receipt before the date fixed for redemption.

Cash deposited under any provisions of the mortgage (with certain exceptions) may generally be applied to the purchase of first mortgage bonds of any series.  (See Mortgage, Article X.)

Subject to applicable law, including United States federal securities law, ALLETE may purchase outstanding first mortgage bonds by tender, in the open market or by private agreement.

Sinking or Improvement Fund.  Reference is made to the prospectus supplement concerning whether or not the first mortgage bonds offered by this prospectus are entitled to the benefit of a sinking or improvement fund or other provision for amortization prior to maturity.  None of the currently outstanding first mortgage bonds has sinking fund or improvement fund provisions.

Replacement Fund.  The first mortgage bonds offered by this prospectus are not entitled to the benefit of any replacement fund.

Special Provisions for Retirement of First Mortgage Bonds.  If, during any 12 month period, mortgaged property is disposed of by order of or to any governmental authority resulting in the receipt by ALLETE of $5 million or more as proceeds, ALLETE (subject to certain conditions) must apply such proceeds, less certain deductions, to the retirement of first mortgage bonds.  If this occurs, ALLETE may redeem first mortgage bonds of any series that are redeemable for such reason at the redemption prices applicable to those first mortgage bonds.  (See Mortgage, Section 64.)  Reference is made to the prospectus supplement for information concerning whether the first mortgage bonds offered by this prospectus are redeemable for this purpose and, if so, at what redemption prices.

Security.  The first mortgage bonds offered by this prospectus and any other first mortgage bonds now or hereafter issued under the mortgage will be secured by the mortgage, which constitutes a first lien on all of the electric generating plants and other materially important physical properties of ALLETE and substantially all other properties described in the mortgage as owned by ALLETE, other than those expressly excepted.  The lien of the mortgage is or may be subject to the following:

ALLETE, Inc. Form S-3 2007

•	excepted encumbrances, including defects which ALLETE has the right to cure and which do not impair the use of such properties by ALLETE;

•
possible defects in title to reservoir lands, easements or rights of way, any property not costing in excess of $25,000, or lands or rights held for flowage, flooding or seepage purposes, or riparian rights;

•	vendors’ liens, purchase money mortgages and liens on property that already exist at the time ALLETE acquires that property;

•	liens for labor, materials, supplies or other objects given priority by law; and

•	liens for taxes, assessments or other governmental charges given priority by law.

The mortgage does not create a lien on the following “excepted property”:

•	cash and securities;

•	merchandise, equipment, materials or supplies held for sale or other disposition;

•	fuel, oil and similar materials used in the operation of the properties of ALLETE;

•	aircraft, automobiles and other vehicles, and materials and supplies for repairing and replacing the same;

•	timber, minerals, mineral rights and royalties;

•	receivables, contracts, leases and operating agreements; and

•	materials or products, including electric energy, that ALLETE generates, produces or purchases for sale or use by ALLETE.

The mortgage contains provisions that impose the lien of the mortgage on property acquired by ALLETE after the date of the mortgage, other than “excepted property.”  However, if ALLETE consolidates or merges with, or conveys or transfers all or substantially all of ALLETE’s mortgaged property to another corporation, the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from ALLETE and improvements, replacements and additions to that property.  (See Mortgage, Section 87.)

The mortgage provides that the mortgage trustees shall have a lien upon the mortgaged property for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities.  This lien takes priority over the lien securing the first mortgage bonds.  (See Mortgage, Section 96.)

No stock, properties or other assets of ALLETE’s subsidiaries are subject to the mortgage.

Issuance of Additional First Mortgage Bonds.  The maximum principal amount of first mortgage bonds which may be issued under the mortgage is not limited so long as it meets the issuance tests set forth in the mortgage, which are generally described below.  First mortgage bonds of any series may be issued from time to time on the basis of:

(1)	60 percent of property additions after adjustments to offset retirements;

(2)	retirement of first mortgage bonds or qualified lien bonds; and

(3)	deposit of cash.

ALLETE, Inc. Form S-3 2007

With certain exceptions in the case of (2) above, ALLETE may not issue first mortgage bonds unless it meets the “net earnings” test set forth in the mortgage, which requires adjusted net earnings before income taxes for 12 out of the preceding 15 months of at least twice the annual interest requirements on all first mortgage bonds at the time outstanding, including the additional issue, and on all indebtedness of prior rank.  Such adjusted net earnings are computed after provision for retirement and depreciation of property equal to $750,000 plus, for each of the 12 calendar months selected for the net earnings test, 1/12th of two percent of the net additions to depreciable mortgaged property made after June 30, 1945 and prior to the beginning of the calendar year within which that calendar month is included.  It is expected that the first mortgage bonds offered by this prospectus will be issued upon the basis of the retirement of first mortgage bonds or property additions.

Property additions generally include electric, gas, steam or hot water property acquired after June 30, 1945.  Securities, fuel, aircraft, automobiles or other vehicles, or property used principally for the production of gathering of natural gas will not qualify as property additions.

ALLETE has the right to amend the mortgage without any consent or other action by holders of any series of first mortgage bonds, including the holders of first mortgage bonds offered by this prospectus, so as to include nuclear fuel as well as similar or analogous devices or substances as property additions.

The mortgage contains certain restrictions upon the issuance of first mortgage bonds against property subject to liens and upon the increase of the amount of such liens.  (See Mortgage, Sections 4-8, 20-30, and 46; Fifth Supplemental, Section 2.)

Release and Substitution of Property.  Property may be released upon the basis of:

(1)	deposit with the mortgage trustee of cash or, to a limited extent, purchase money mortgages;

(2)
property additions acquired by ALLETE in the last five years, after adjustments in certain cases to offset retirement and after making adjustments for qualified lien bonds outstanding against property additions; and/or

(3)	waiver of the right to issue first mortgage bonds,

in each case without applying any earnings test.  Cash may be withdrawn upon the bases stated in (2) and (3) above.

When property released is not funded property, property additions used to effect the release may again, in certain cases, become available as credits under the mortgage, and the waiver of the right to issue first mortgage bonds to effect the release may, in certain cases, cease to be effective as such a waiver.  Similar provisions are in effect as to cash proceeds of such property.  The mortgage contains special provisions with respect to qualified lien bonds pledged, and disposition of moneys received on pledged prior lien bonds.  (See Mortgage, Sections 5, 31, 32, 37, 46-50, 59-63, 100 and 118.)

Modification of the Mortgage.  The rights of bondholders may be modified with the consent of the holders of 66-2/3 percent of the first mortgage bonds and, if less than all series of first mortgage bonds are affected, the consent also of the holders of 66-2/3 percent of the first mortgage bonds of each series affected.  In general, no modification of the terms of payment of principal and interest and no modification affecting the lien or reducing the percentage required for modification, is effective against any bondholder without his consent.  (See Mortgage, Article XIX; Twenty-first Supplemental, Section 3.)

ALLETE, Inc. Form S-3 2007

Defaults and Notice Thereof.  Defaults are defined as being:

•	failure to pay principal of any first mortgage bond;

•	failure to pay interest on any first mortgage bond for 60 days after that interest is due;

•	failure to pay any installments of funds for retirement of first mortgage bonds for 60 days after that installment is due;

•	failure to pay principal of or interest on any qualified lien bond beyond any applicable grace period for the payment of that principal or interest;

•	certain events in bankruptcy, insolvency or reorganization; and

•	the expiration of 90 days following notice by the mortgage trustee or holders of 15 percent of the first mortgage bonds relating to other covenants. (See Mortgage, Section 65.)

The mortgage trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of first mortgage bonds, if they think it is in the interest of the bondholders.  (See Mortgage, Section 66.)  Under the Trust Indenture Act of 1939, ALLETE is required to provide to the mortgage trustees an annual statement by an appropriate officer as to ALLETE’s compliance with all conditions and covenants under the mortgage.

The Bank of New York, as mortgage trustee, or the holders of 25 percent of the first mortgage bonds may declare the principal and interest due on default, but a majority may annul such declaration if the default has been cured.  (See Mortgage, Section 67.)  No holder of first mortgage bonds may enforce the lien of the mortgage without giving the mortgage trustees written notice of a default and unless holders of 25 percent of the first mortgage bonds have requested the mortgage trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to the mortgage trustees and they shall have failed to act.  (See Mortgage, Section 80.)  The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the mortgage trustees, or exercising any trust or power conferred upon the mortgage trustees, but the mortgage trustees are not required to follow such direction if not sufficiently indemnified for expenditures.  (See Mortgage, Section 71.)

Information about the Mortgage Trustees.  The Bank of New York is the corporate mortgage trustee and Douglas J. MacInnes is the individual mortgage trustee.  In addition to acting as mortgage trustee, The Bank of New York may also act as trustee under other indentures, trusts and guarantees of ALLETE and its affiliates from time to time.

Satisfaction and Discharge of Mortgage.  The mortgage may be satisfied and discharged if and when ALLETE provides for the payment of all of the first mortgage bonds and all other sums due under the mortgage.  (See Mortgage, Section 106.)

Evidence to be Furnished to the Mortgage Trustee.  ALLETE will provide to the mortgage trustee an annual statement by an appropriate officer as to ALLETE’s compliance with all conditions and covenants under the mortgage.  (See Trust Indenture Act of 1939, Section 314(a)(4).)

ALLETE, Inc. Form S-3 2007

PLAN OF DISTRIBUTION

ALLETE may sell the securities offered pursuant to this prospectus:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

Through Underwriters or Dealers.  If ALLETE uses underwriters in the sale of the securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters.  Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them.  If ALLETE uses a dealer in the sale, ALLETE will sell the securities to the dealer as principal.  The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.  ALLETE may designate one or more agents to sell the securities.  Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly.  ALLETE may sell the securities directly to one or more purchasers.  In this case, no underwriters, dealers or agents would be involved.

General Information.  A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them.  A prospectus supplement will also state the proceeds to ALLETE from the sale of the securities, any initial public offering price and other terms of the offering of the securities.

ALLETE may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as ALLETE’s agent.  Any remarketing firm will be identified and the terms of its agreement, if any, with ALLETE and its compensation will be described in the applicable prospectus supplement.  Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

ALLETE may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately-negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by ALLETE or borrowed from ALLETE or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from ALLETE in settlement of those derivatives to close out any related open borrowings of securities.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

ALLETE, Inc. Form S-3 2007

ALLETE may make sales of its common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if ALLETE engages in such transactions, it will do so pursuant to the terms of a agreement between ALLETE and the underwriters, dealers or agents.  If ALLETE engages in at-the-market sales pursuant to a distribution agreement, ALLETE will issue and sell shares of its common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

ALLETE may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL OPINIONS

The legality of the common stock and first mortgage bonds will be passed upon for ALLETE by Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary, and by Thelen Reid Brown Raysman & Steiner LLP, New York, New York, counsel to ALLETE.  Thelen Reid Brown Raysman & Steiner LLP may rely as to all matters of Minnesota law upon the opinion of Ms. Amberg.  Ms. Amberg may rely as to all matters of New York law upon the opinion of Thelen Reid Brown Raysman & Steiner LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

As of December 1, 2007, Ms. Amberg owned 5,813 shares of common stock of ALLETE.  Ms. Amberg is acquiring additional shares of ALLETE common stock at regular intervals as a participant in the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan.  Under the Executive Long-Term Incentive Compensation Plan, Ms. Amberg has:

•
outstanding options to purchase 24,755 shares of ALLETE common stock, of which 14,038 options are fully vested, the remainder of which shall vest between February 1, 2008 and February 1, 2010, and all of which will expire ten years from the date of grant; and

•
an award opportunity for up to 5,918 additional performance shares contingent upon the attainment of certain performance goals of ALLETE for the periods January 1, 2005 through December 31, 2007, January 1, 2006 through December 31, 2008, and January 1, 2007 through December 31, 2009.

___________________

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from ALLETE specifying the final terms of a particular offering of securities.  ALLETE has not authorized anyone else to provide you with additional or different information.  ALLETE is not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ALLETE, Inc. Form S-3 2007

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting and/or agents compensation, are:

Filing fee for registration statement	$ *
Minnesota mortgage registration tax	345,000**
Legal and accounting fees	400,000**
Printing (Form S-3, prospectus, prospectus supplement, etc.)	50,000**
Listing Fee	***
Fees of the trustees	25,000**
Rating agencies’ fees	125,000**
Miscellaneous	25,000**
Total	$970,000

*        Under Rules 456(b) and 457(r) under the Securities Act of 1933, the SEC registration fee will be paid at the time of any particular offering of securities under this registration statement, and is therefore not currently determinable.

**          Because an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are therefore not currently determinable.  The amounts shown are estimates of expenses for the amount of securities which ALLETE is currently authorized to issue, but does not limit the amount of securities that may be offered.

***          The listing fee is based upon the principal amount of securities listed, if any, and is therefore not currently determinable.

Item 15.Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Article IX of the Articles of Incorporation of ALLETE contains the following provision:

“No director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty by that director as a director; provided, however, that this Article IX shall not eliminate or limit the liability of a director:  (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Minnesota Statutes Section 302A.559 or 80A.23; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this Article IX becomes effective.  If, after the stockholders approve this provision, the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as so amended.  No amendment to or repeal of this Article IX shall apply to or have any affect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to that amendment or repeal.”

ALLETE, Inc. Form S-3 2007

Section 13 of the Bylaws of ALLETE contains the following provisions relative to indemnification of directors and officers:

“The Corporation shall reimburse or indemnify each present and future Director and officer of the Corporation (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such Director or officer in connection with or arising out of any action, suit or proceeding in which such Director or officer may be involved by reason of being or having been a Director or officer of the Corporation.  Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A.  By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not Directors or officers of the Corporation, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Corporation.”

“Reasonable expenses may include reimbursement of attorneys’ fees and disbursements, including those incurred by a person in connection with an appearance as a witness.”

“Upon written request to the Corporation and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or Director may receive an advance for reasonable expenses if such agent, employee, officer or Director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A.”

“The foregoing rights shall not be exclusive of other rights to which any Director or officer may otherwise be entitled and shall be available whether or not the Director or officer continues to be a Director or officer at the time of incurring such expenses and liabilities.”

ALLETE has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of ALLETE against certain other liabilities and expenses.

ALLETE, Inc. Form S-3 2007

Item 16.Exhibits.

Exhibit
Number                                 Description of Exhibit

+1(a)	-	Form of Underwriting Agreement for common stock.
+1(b)	-	Form of Underwriting Agreement for first mortgage bonds.
*4(a)(1)	-	Articles of Incorporation, amended and restated as of May 8, 2001 (filed as Exhibit 3(b) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(a)(2)	-	Amendment to Articles of Incorporation, effective 12:00 p.m. Eastern Time on September 20, 2004 (filed as Exhibit 3 to the September 21, 2004, Form 8-K, File No. 1-3548).
*4(a)(3)	-	Amendment to Certificate of Assumed Name, filed with the Minnesota Secretary of State on May 8, 2001 (filed as Exhibit 3(a) to the March 31, 2001, Form 10-Q, File No. 1-3548).
*4(b)	-	Bylaws, as amended effective August 24, 2004 (filed as Exhibit 3 to the August 25, 2004, Form 8-K, File No. 1-3548).
*4(c)1	-
Mortgage and Deed of Trust, dated as of September 1, 1945, between Minnesota Power & Light Company (now ALLETE) and The Bank of New York (formerly Irving Trust Company) and Douglas J. MacInnes (successor to Richard H. West), Trustees (filed as Exhibit 7(c), File No. 2-5865).

*4(c)2	-	Supplemental Indentures to ALLETE’s Mortgage and Deed of Trust:
Number		Dated as of	Reference File	Exhibit
First		March 1, 1949	2-7826	7(b)
Second		July 1, 1951	2-9036	7(c)
Third		March 1, 1957	2-13075	2(c)
Fourth		January 1, 1968	2-27794	2(c)
Fifth		April 1, 1971	2-39537	2(c)
Sixth		August 1, 1975	2-54116	2(c)
Seventh		September 1, 1976	2-57014	2(c)
Eighth		September 1, 1977	2-59690	2(c)
Ninth		April 1, 1978	2-60866	2(c)
Tenth		August 1, 1978	2-62852	2(d)2
Eleventh		December 1, 1982	2-56649	4(a)3
Twelfth		April 1, 1987	33-30224	4(a)3
Thirteenth		March 1, 1992	33-47438	4(b)
Fourteenth		June 1, 1992	33-55240	4(b)
Fifteenth		July 1, 1992	33-55240	4(c)
Sixteenth		July 1, 1992	33-55240	4(d)
Seventeenth		February 1, 1993	33-50143	4(b)
Eighteenth		July 1, 1993	33-50143	4(c)
Nineteenth		February 1, 1997	1-3548 (1996 Form 10-K)	4(a)3
Twentieth		November 1, 1997	1-3548 (1997 Form 10-K)	4(a)3
Twenty-first		October 1, 2000	333-54330	4(c)3
Twenty-second		July 1, 2003	1-3548 (June 30, 2003 Form 10-Q)	4
Twenty-third		August 1, 2004	1-3548 (Sept. 30, 2004 Form 10-Q)	4(a)
Twenty-fourth		March 1, 2005	1-3548 (March 31, 2005 Form 10-Q)	4
Twenty-fifth		December 1, 2005	1-3548 (March 31, 2006 Form 10-Q)	4
Twenty-sixth		October 1, 2006	1-3548 (Dec. 31, 2006 Form 10-K)	4(a)(3)

4(c)3	-	Form of Supplemental Indenture relating to the first mortgage bonds.
*4(d)	-
Amended and Restated Rights Agreement, dated as of July 12, 2006, between ALLETE and the Corporate Secretary of ALLETE, as Rights Agent (filed as Exhibit 4 to the July 14, 2006, Form 8-K, File No. 1-3548).

5(a)	-	Opinion and Consent, dated December 10, 2007, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	-	Opinion and Consent, dated December 10, 2007, of Thelen Reid Brown Raysman & Steiner LLP.
12	-	Computation of Ratio of Earnings to Fixed Charges.
23(a)	-	Consent of Independent Registered Public Accounting Firm.
23(b)	-	Consent of Deborah A. Amberg, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	-	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	-	Powers of Attorney (included on the signature pages of this registration statement).
25(a)	-	Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Mortgage.
25(b)	-	Statement of Eligibility on Form T-2 of Douglas J. MacInnes with respect to the Mortgage.
*		Incorporated herein by reference as indicated.
+		To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if applicable.

ALLETE, Inc. Form S-3 2007

Item 17.Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)      each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)      each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

ALLETE, Inc. Form S-3 2007

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
To file, if applicable, an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act of 1939.

(7)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ALLETE, Inc. Form S-3 2007

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person’s behalf individually and in each capacity stated below and file any such amendments to this registration statement and ALLETE, Inc. hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ALLETE, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on the 10th day of December, 2007.

ALLETE, Inc.

By /s/ Donald J. Shippar_________________________________________________________
Donald J. Shippar
Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald J. Shippar Donald J. Shippar	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2007
/s/ Mark A. Schober Mark A. Schober	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 10, 2007
/s/ Steven Q. DeVinck Steven Q. DeVinck	Controller (Principal Accounting Officer)	December 10, 2007

ALLETE, Inc. Form S-3 2007

/s/ Kathleen A. Brekken Kathleen A. Brekken	Director	December 10, 2007
/s/ Heidi J. Eddins Heidi J. Eddins	Director	December 10, 2007
/s/ Sidney W. Emery. Jr. Sidney W. Emery, Jr	Director	December 10, 2007
/s/ James J. Hoolihan James J. Hoolihan	Director	December 10, 2007
/s/ Madeleine W. Ludlow Madeleine W. Ludlow	Director	December 10, 2007
/s/ George L. Mayer George L. Mayer	Director	December 10, 2007
/s/ Douglas C. Neve Douglas C. Neve	Director	December 10, 2007
/s/ Roger D. Peirce Roger D. Peirce	Director	December 10, 2007
/s/ Jack I. Rajala Jack I. Rajala	Director	December 10, 2007
/s/ Bruce W. Stender Bruce W. Stender	Director	December 10, 2007

ALLETE, Inc. Form S-3 2007

Exhibit Index

4(c)3	Form of Supplemental Indenture relating to the first mortgage bonds.
5(a)	Opinion and Consent, dated December 10, 2007, of Deborah A. Amberg, Esq., Senior Vice President, General Counsel and Secretary of ALLETE.
5(b)	Opinion and Consent, dated December 10, 2007, of Thelen Reid Brown Raysman & Steiner LLP.
12	Computation of Ratio of Earnings to Fixed Charges.
23(a)	Consent of Independent Registered Public Accounting Firm.
23(b)	Consent of Deborah A. Amberg, Esq. (included in opinion, attached hereto as Exhibit 5(a)).
23(c)	Consent of Thelen Reid Brown Raysman & Steiner LLP (included in opinion, attached hereto as Exhibit 5(b)).
24	Powers of Attorney (included on the signature pages of this registration statement).
25(a)	Statement of Eligibility on Form T-1 of The Bank of New York with respect to the Mortgage.
25(b)	Statement of Eligibility on Form T-2 of Douglas J. MacInnes with respect to the Mortgage

ALLETE, Inc. Form S-3 2007